Exhibit 10.1
FIRST ORIGINAL
MASTER AGREEMENT
This Master Agreement represents the agreement between Messrs. Metrostar Management Corporation (as Sellers’ agent) for and on behalf of the Owners of the Vessels mentioned hereunder (the “Sellers”) and Messrs. General Maritime Corporation, New York (the Buyers) for and on behalf, and as guarantor of the individual buyers to be nominated.
It is agreed between the parties to proceed with the sale by Sellers and the purchase by Buyers of the Vessels listed at 1 hereunder in accordance with the following main terms. The Buyers and Sellers have agreed that such sale is enbloc and at a price of USD 620,000,000 in cash:
1)	Buyers have waived inspection but still have the right to inspect the vessels and their class records. Sellers to provide the full specs of each vessel:
a)	Crude Progress — 305,795 DWT — built 3/2002 at DSME

b)	Crudestar — 318,965 DWT — built 12/2003 at HHI

c)	Crudesun — 306,543 DWT — built 2/2007 at DSME

d)	Crudesky — 306,005 DWT — built 7/2007 at DSME

e)	Crudemed—320,000 DWT—built 1/2010 at HHI — Delivery Singapore — within July 2010.

f)	Hull 430 — 165,000 DWT — under construction at Hyundai Samho Heavy Industries — scheduled for delivery October 5— 14th, 2010 — cancelling date in accordance with shipyard contract of June 2011.

g)	Hull 431 — 165,000 DWT — under construction at Hyundai Samho Heavy Industries — scheduled for delivery April 2011 — cancelling date in accordance with shipyard contract of June 2011.
Sales of the fleet referred to herein is an enbloc clean deal subject to the satisfactory completion by the Buyers and the Sellers to reduce their agreement to individual Norwegian Saleform 93 Memoranda of Agreement (“NSF 98 MoA”) for each vessel, such agreement to be in terms of this Master Agreement.

The Sellers also agree to exercise their best endeavours to receive Charterers approval to transfer by novation or otherwise of the charters the following Vessels to the Buyers:
a)	Crude Progress — on timecharter to Clearlake from February 2010 for a period of 12 option 6 months at a rate of about USD 33,500 per day with redelivery dates between 6 February 2011 and 6 April 2011, with the optional period at USD 41,000 per day declarable latest by 6th December 2010.

b)	Crudestar — on timecharter to Clearlake delivered January 2010 for a period of 12 months at a rate of about USD 32,500 per day with redelivery dates between 5 November 2010 and 5 January 2011

The following wording to be used in any novation agreement under the trading exclusions if same not already in the charterparty: “Any country or area that is blacklisted by or to which the vessel is prohibited to trade by the U.N. and/or U.S.A and/or vessel’s flag state”
In consideration of the Buyers agreement to take delivery of the MT Crudesky and MT Crudesun on expiry of their charterparties from TMT, rather than in the delivery window agreed below, it is agreed that the buyers will be compensated with a reduction of the price at US$ 20,000 per day for every day after 1st September up to and including the day of delivery.

2)	The sale and purchase of the Vessels listed at 1 above is to be based upon NSF 93 MOAs with a 10 percent deposit suitably modified to reflect ‘as is’ terms and in accordance with usual shipping practice but fully in class/free of recommendations (except recommendations which is usual for newbuildings)/extra payment for bunkers/luboils redelivered on board etc. and changes to be mutually agreed between the Buyers and the Sellers.

3)	The physical deliveries of the Vessels will take place at safe berths/safe anchorages free of cargo, one safe port worldwide excluding areas prohibited by the United States of America’s laws and regulations. The parties will exercise best endeavours for the time of delivery which is to be mutually agreed to be between 15th June 2010 and 15th August 2010 except for Hull 430 and 431 which will be delivered simultaneously from the Yard to Sellers and then to Buyers. A schedule to be mutually decided upon. All the sales of the Vessels are all to be independent of each other once all subjects are lifted. Individual Memorandum of Agreements are to be attached on the basis of current prices:

a) Crude Progress	- US$74,000,000
b) Crudestar	- US$83,000,000
c) Crudesun	- US$96,000,000
d) Crudesky	- US$96,000,000
e) Crudemed	- US$119,000,000
f) Hull 430	- US$76,000,000
g) Hull 431	- US$76,000,000
4)	Within 3 New York banking days of signing the NSF 93 MOAs and all subjects lifted, deposits as referred to in the MOA, shall be placed by Buyers into the Sellers nominated bank and held by them in a joint account for the Sellers and the Buyers or their nominees, with interest to be for the Buyers account. The nomination by the Sellers of each bank where a deposit will be paid is subject to the approval of the Buyer’s bankers.

5)	This Master Agreement and attached NSF 93 MOAs are always to be based upon LMAA Arbitration in London with English Law to apply.

6)	Sale is to be an all cash transaction and Buyers/Sellers to discuss the possibility of issuing warrants to Sellers. The deal is subject to a successful equity issuance of General Maritime Corporation stock within three weeks of this agreement being signed.

7)	The agreement is subject to the buyers obtaining the necessary financing in the next three weeks. Should the buyers not be able to obtain the full amount then the buyers will purchase vessels in an amount equal to the financing raised. In this case, buyers and sellers will mutually agree which ships to be included based on the prices set forth in this agreement.

8)	Seller will provide an updated inspection position list but the deal is outright subject only to Clause 7.

9)	Management — As per the SHIPMAN 98, Shipmangement Agreement, it is agreed that Crew Management (Box 5), Technical Management (Box 6), Insurance Arrangements (Box 8) of all the Vessels to remain with Metrostar Management Corp. and Commercial/financial and all corporate responsibilities to be with General Maritime. Metrostar Management Corp. will document the scope of their Shipmanagement duties in individual Shipmanagement Agreements in the SHIPMAN 98 form (as amended) for each vessel listed at 1 above. In addition to the vessels listed at 1 above, Metrostar Management Corp. will take over the management of a similar scope of vessels currently under GMM Management, Portugal. Such vessels will be transferred to Metrostar Management Corp. on terms to be agreed but in accordance with usual shipping practice. The parties to attach agreed SHIPMAN 98 Shipmangement Agreement to this Master Agreement.

10)	This document to become effective and dated when MOA’s are signed, and the requested technical and commercial information has been supplied.

For the Buyers	For the Sellers
General Maritime Corporation	Metrostar Management Corporation

/s/ Peter C. Georgiopoulos	/s/ T. Angelopoulos

Peter C. Georgiopoulos	T. Angelopoulos
3/6/10	3/6/10